Filing under Rule 433

Registration No. 333- 214496

September 6, 2017

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R CE 4

Secured  ☒    Unsecured  ☐

Principal amount: $25,000,000

Issue price: 100.00%

Net proceeds to Company: $24,850,000

Repayable at the option of holder:

Yes  ☐    No  ☒

Repayment date:	Not applicable

Repayment price:	Not applicable

Election period:	Not applicable

Selling agents:	RBC Capital Markets, LLC
TD Securities (USA) LLC
MUFG Securities Americas Inc.

Type of transaction: Principal

RBC Capital Markets, LLC , as to $10,000,000

principal amount of the Notes

TD Securities (USA) LLC , as to $10,000,000

principal amount of the Notes

MUFG Securities Americas Inc., as to $5,000,000

principal amount of the Notes

Stated interest rate: 2.822%

Maturity date: September 13, 2027

Settlement date: September 13, 2017

Interest payment dates: March 13 and September 13, commencing March 13, 2018

Regular record dates: February 26 and August 29

Redeemable: Yes  ☒    No  ☐

In whole  ☐

In whole or in part  ☒

Fixed redemption price: Yes  ☒    No  ☐

Initial redemption date: June 13, 2027

Initial redemption price: 100.00%

Reduction percentage: Not applicable

Redemption limitation date: Not applicable

Make-whole redemption price: Yes  ☒*    No  ☐

*	Through June 12, 2027, at par thereafter

Make-whole spread: 0.15%

T+5 Delivery: It is expected that delivery of the notes will be made on or about the date specified above in Settlement Date, which will be the fifth business day (T+5) following the date hereof. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date hereof or on the following two business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or on the following two business days should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: RBC Capital Markets, LLC toll-free at 1-866-375-6829, TD Securities (USA) LLC toll-free at 1-855-495-9846 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

Filing under Rule 433

Registration No. 333- 214496

September 6, 2017

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R CF 1

Secured  ☒    Unsecured  ☐

Principal amount: $75,000,000

Issue price: 100.00%

Net proceeds to Company: $74,437,500

Repayable at the option of holder:

Yes  ☐    No  ☒

Repayment date:	Not applicable

Repayment price:	Not applicable

Election period:	Not applicable

Selling agents:	RBC Capital Markets, LLC
TD Securities (USA) LLC
MUFG Securities Americas Inc.

Type of transaction: Principal

RBC Capital Markets, LLC , as to $30,000,000

principal amount of the Notes

TD Securities (USA) LLC , as to $30,000,000

principal amount of the Notes

MUFG Securities Americas Inc., as to $15,000,000

principal amount of the Notes

Stated interest rate: 3.685%

Maturity date: September 13, 2047

Settlement date: September 13, 2017

Interest payment dates: March 13 and September 13, commencing March 13, 2018

Regular record dates: February 26 and August 29

Redeemable: Yes  ☒    No  ☐

In whole  ☐

In whole or in part  ☒

Fixed redemption price: Yes  ☒    No  ☐

Initial redemption date: March 13, 2047

Initial redemption price: 100.00%

Reduction percentage: Not applicable

Redemption limitation date: Not applicable

Make-whole redemption price: Yes  ☒*    No  ☐

*	Through March 12, 2047, at par thereafter

Make-whole spread: 0.15%

T+5 Delivery: It is expected that delivery of the notes will be made on or about the date specified above in Settlement Date, which will be the fifth business day (T+5) following the date hereof. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date hereof or on the following two business days will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or on the following two business days should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: RBC Capital Markets, LLC toll-free at 1-866-375-6829, TD Securities (USA) LLC toll-free at 1-855-495-9846 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.